UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2025
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COURSERA, INC.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-40275	45-3560292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2440 West El Camino Real, Suite 500 Mountain View, California		94040
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (650) 963-9884
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	COUR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Entry into Separation Agreement

On January 29, 2025, Coursera, Inc. (the “Company”, “we”, “us”, and “our”) entered into a separation agreement (the “Separation Agreement”) with Jeffrey Maggioncalda, our former President, Chief Executive Officer (“CEO”), and a Class III director, in connection with his previously disclosed retirement from those roles effective as of February 3, 2025 (the “Separation Date”). On the Separation Date and in accordance with the Separation Agreement, Mr. Maggioncalda ceased to be an employee of the Company, and the Company paid Mr. Maggioncalda all accrued salary and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings.

Subject to the terms of the Separation Agreement, including the effectiveness of a customary general release of claims, the Company will provide Mr. Maggioncalda with a lump sum cash severance payment equal to (i) 12 months of his most recent base salary, (ii) his full target bonus for fiscal year 2025, and (iii) the annual cash bonus he would have received for fiscal year 2024 had he remained employed through the date of payment of the cash bonus for fiscal year 2024, in each case, less applicable withholdings and deductions, paid on the first business day after the 60th day following the Separation Date.

Additionally, Mr. Maggioncalda has agreed to provide advisory services to the Company from the Separation Date through August 15, 2025 (the “CEO Advisory Period”) to facilitate a smooth leadership transition. During the CEO Advisory Period, Mr. Maggioncalda will continue to be eligible to vest in his equity awards pursuant to the service requirements of the award agreements and applicable plan documents. In addition, any outstanding vested stock options held by Mr. Maggioncalda will remain exercisable through the earlier of (i) 18 months from the Separation Date and (ii) the expiration date of such awards. The Company will also pay or reimburse COBRA premiums to continue his health insurance coverage (including coverage for eligible dependents, if applicable) for up to six months following the Separation Date.

Entry into Retention Agreement

On January 29, 2025, the Company entered into a retention agreement (the “Retention Agreement”) with Kenneth Hahn, our Senior Vice President, Chief Financial Officer, and Treasurer (“CFO”), to reinforce leadership continuity and ensure stability during the CEO transition.

Under the Retention Agreement, Mr. Hahn will be eligible to receive certain enhanced severance benefits during the earlier of (i) the date occurring six months following the start date of the Company’s new CEO or (ii) November 15, 2025 (the “Retention Period”) and for 90 days following such Retention Period. Namely, if Mr. Hahn is terminated without cause (as defined in the Retention Agreement) or resigns for good reason (as defined in the Coursera, Inc. Amended and Restated Executive Severance Plan) during the Retention Period, or if Mr. Hahn resigns for any reason within the 90-day period following the Retention Period, he will be entitled to enhanced severance benefits, including (i) a lump sum cash payment to be paid on the first business day after the 60th day following the date of termination equal to (a) 12 months of base salary, (b) a prorated portion of his target annual bonus for fiscal year 2025, and (c) if such termination occurs before the payment of bonuses for fiscal year 2024, the annual bonus he would have received for fiscal year 2024 had he remained employed through the payment date; and (ii) COBRA premiums to continue his health insurance coverage (including coverage for eligible dependents, if applicable) for up to 12 months following his employment termination.

The Retention Agreement also provides Mr. Hahn with the opportunity to enter into an advisory agreement with the Company for a period of 12 months following termination of his employment (the “Hahn Advisory Period”). If Mr. Hahn enters into an advisory agreement and remains in service through the Hahn Advisory Period, he will continue to vest in his outstanding equity awards in accordance with their existing vesting schedules. If the Company (i) elects not to enter into an advisory agreement following (a) a termination of Mr. Hahn’s employment during the Retention Period without cause or (b) Mr. Hahn’s resignation during the Retention Period for good reason, or (ii) terminates Mr. Hahn’s advisory services without cause before the end of the Hahn Advisory Period, then the unvested equity awards subject solely to service-based vesting that would have vested during the Hahn Advisory Period had Mr. Hahn remained in service through the entirety of the Hahn Advisory Period will accelerate in full. In addition, any vested stock options will remain exercisable for the earlier of 24 months following termination of his employment or the expiration date of the awards.

The foregoing description of the Separation Agreement and the Retention Agreement do not purport to be complete and are subject to, and are qualified in its entirety by, the complete text of those agreements, which the Company expects to file as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which upon filing will be incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COURSERA, INC.

Date:	February 3, 2025	By:	/s/ Alan B. Cardenas
Alan B. Cardenas Senior Vice President, General Counsel, and Secretary